Exhibit 10.1
                               SJW CORP.
                          ANNUAL RETAINER FEE
                      DEFERRAL ELECTION PROGRAM
                      _________________________

               AS AMENDED AND RESTATED OCTOBER 27, 2005
               ________________________________________

I.    PURPOSE.

      The objective of the Annual Retainer Fee Deferral Program
      (the "Program") is to promote the long-term success of the SJW Corp. (the "Corporation") by linking incentive opportunities for non-employee members of the Board to the performance of the Corporation.

II.   ELIGIBILITY.

      All non-employee members of the Board are eligible to participate in the Program.

III.  DEFERRAL AWARDS.

      A. Term of Program. The Program will commence with deferral of the Annual Board Retainer Fee attributable to the period beginning September 1, 2003 and continuing through December 31, 2003 (the "Initial Deferral Period"). The Program will continue on an annual basis from January 1, 2004 on, unless otherwise specified by the Committee.

      B. Deferral Procedure. A non-employee director (or "Participant") may defer either fifty percent (50%) or one hundred percent (100%) of the annual retainer fee for a period (the "Annual Retainer") by completing and filing with the Corporation a Deferral Election Form. For the Initial Deferral Period, the Corporation must receive such election no later than August 31, 2003. For all other deferral periods, such election must be received by December 31 of the calendar year before the year for which the Annual Retainer is to be paid, unless otherwise specified by the Committee. Each such election shall be irrevocable and cannot be modified for any reason.

      C. Form of Deferral. The Annual Retainer that is deferred for any year will be paid in the form of a restricted stock award, subject to the terms of this Program. Each restricted stock award attributable to a deferred Annual Retainer for any year shall be made on the first business day of the year for which such Annual Retainer is earned, but will vest in monthly installments, as the Annual Retainer would have been otherwise earned; provided that for the Initial Deferral Period, the deferral elections will be limited to that portion of the 2003 Annual Retainer attributable to Participant's Service after August 31, 2003 and the restricted stock award attributable to such election will be made on September 1, 2003. The number of shares in each Participant's restricted stock award for each year will equal (i) the amount of the Annual Retainer deferred for such year, divided by (ii) the Fair Market Value of one share of the Corporation's Common Stock on the last business day before the date of grant of the award.

      D. Deferral Restricted Stock Account. Each Deferred Restricted Stock Award will be credited to a "Deferral Restricted Stock Account" established for such Participant. The right to receive shares credited to such account shall be an unfunded and unsecured right of a general creditor.

IV.  DIVIDEND RIGHTS.

      A. Dividend Rights Attributable to Restricted Stock Award. Each time a dividend is paid on Common Stock after the restricted stock award is made, the Participant shall be credited with a dollar amount equal to the dividend paid per share multiplied by the number of shares previously credited to Participant's Deferral Restricted Stock Account and not distributed as of the record date for the dividend. As of the first business day in January of each year, the Deferral Restricted Stock Account will be credited with a number of shares equal to (i) the cash dividend equivalent amounts credited to Participant for the immediately preceding year divided by (ii) the average of the fair market value of the Common Stock on each of the dates in the immediately preceding year on which dividends were paid.

      B.  Vesting of Dividend Rights.  The shares of Common
      Stock credited to the Deferral Restricted Stock Account will vest in the same manner as the restricted stock award to which they are attributable.

V.   PAYMENT OF SHARES.

     The shares of restricted stock award credited to a Participant's Deferral Restricted Stock Account shall, to the extent vested, be distributed within thirty (30) days following the Participant's termination of Service in the form of shares of Common Stock. The portion of the Deferral Restricted Stock Account attributable to each separate Annual Retainer deferred in whole or in part under the Program shall be paid in the form of a single lump sum or in up to ten (10) annual installments, as the Participant may elect in his or her Deferral Election Form for that particular Annual Retainer. Solely with respect to the portion of the Deferral Restricted Stock Account attributable to the Participant's Deferral Election for his 2005 Annual Retainer and the related dividend rights, the Participant may make a new payment election at any time on or before December 31, 2005.

     Any shares that had not vested before a Participant's termination of Service will be forfeited.

VI.  DEFINED TERMS.

     All capitalized terms in this Agreement shall have the meaning assigned to them in the Plan, this document or the Deferral Election Form.

VII.  MISCELLANEOUS.

      A. Governing Provisions. This Program and the Deferral Restricted Stock Account evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan, this Program and the Deferral Election Form.

      B. Special Termination Election for Calendar Year 2005 Participation. Each Participant shall, with respect to the portion of his Deferral Restricted Stock
      Account attributable to his Deferral Election for his 2005 Annual Retainer and the related divided rights, have the right to make a special election on or before November 30, 2005 to receive the shares of Common
      Stock credited to that portion of his Deferral Restricted Stock Account in a lump sum distribution made on or before December 31, 2005. The election can only be made by filing the appropriate election form with the Corporation not later than November 30, 2005, and the election once filed shall be irrevocable.





                   SPECIAL TERMINATION ELECTION
                               FOR
                          2005 PLAN YEAR

     I hereby elect to terminate my participation in the SJW Corp. Annual Retainer Fee Deferral Election Program for the 2005 Plan Year and instead receive a lump distribution of the shares of SJW Corp. common stock credited to the portion of my deferral restricted stock account under such program which is attributable to the annual retainer fees I elected to defer for the 2005 calendar year and my related dividend rights. I understand and agree that the lump sum distribution will be made to me on or before December 31, 2005 and that such distribution will constitute taxable income in calendar year 2005 for federal, state and local income tax purposes. I further understand that this election is irrevocable.


                        SIGNATURE: __________________________

                        PRINTED NAME: _______________________

                        DATED: _________________, 2005*



* The election must be filed with the Plan Administrator on or before November 30, 2005 to be effective.